EXPLANATION OF RESPONSES
(1)	The sales reported in this Form 4 were effected pursuant to a Rule 10b5-1 trading plan adopted by the reporting persons.
(2)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund, L.P.
(3)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund (Cayman), L.P.
(4)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund (Delaware), L.P.
(5)	Held directly by Insight Venture Partners Growth-Buyout Coinvestment Fund (B), L.P.
(6)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.00 to $31.48, inclusive.  The reporting persons undertake to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (6) to (8).

(7)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.17 to $31.89, inclusive.  The reporting persons undertake to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (6) to (8).

(8)
The price reported in Column 4 is a weighted average price.  These shares were sold in multiple transactions at prices ranging from $31.25 to $32.15, inclusive.  The reporting persons undertake to provide to the issuer, any security holder of the issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the range set forth in footnotes (6) to (8).